Exhibit 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

PRESS RELEASE
First Keystone Financial Announces Hugh Garchinsky
Appointed as New Chief Financial Officer

Media, PA - August 27, 2008 – (BUSINESS WIRE; NASDAQ: FKFS) – First Keystone Financial, Inc. (the “Company”), announced the appointment of Hugh Garchinsky to Senior Vice President and Chief Financial Officer of the Company and its wholly owned subsidiary, First Keystone Bank (the “Bank”).

Mr. Garchinsky’s most recent experience includes The Peoples Bank of Oxford where he served from 1992 until 2007 including as President and CEO from 2000 until its  merger in 2004 with National Penn Bank after which he served as President of the Peoples Division until 2007.  Earlier in his career, Garchinsky was the Chief Financial Officer of Freedom Valley Bank, a de novo institution headquartered in West Chester, PA.

Garchinsky earned an MBA with concentrations in Finance and Economics from Drexel University. He has also served as an adjunct professor of Economics at Widener University and Immaculata University.

“Hugh is a great addition to our organization and we look forward to working with him. His strong financial background will help solidify the initiatives we have implemented to move us closer to completing our transition from a traditional residential lender to a community bank with a strong emphasis on providing commercial products and services for the small and medium-sized businesses within our community,” said Donald S. Guthrie, Interim Chief Executive Officer.

First Keystone Bank serves its customers from eight full-service offices in Delaware and Chester Counties, Pennsylvania.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	Donald S. Guthrie, Interim Chief Executive Officer
or
Carol Walsh, Corporate Secretary
(610) 565-6210